Exhibit (d)(3)

Name:______________

LANDMARK SYSTEMS CORPORATION

STOCK OPTION AGREEMENT
1994 STOCK INCENTIVE PLAN

Pursuant to the 1994 Stock Incentive Plan (the “Plan”) of Landmark Systems Corporation (the “Company”), you are granted effective as of                , an option (the “Option”) to purchase            shares of common stock, $.01 par value per share, of the Company (the “Common Stock”). The Option is subject to the terms and conditions set forth below and in the Plan. A copy of the Plan is attached to and made part of this Agreement.

1.  Exercise Price:  $           per share.

2.	Vesting Schedule: The Option shall vest and be exercisable over a twenty-four month period as follows: one-fourth ( 1/4th) of the total option shall become exercisable every six months from the date of grant, commencing on , through .

3.	Expiration Date: Subject to earlier termination as provided in the Plan, the Option expires on .

4.	Method of Exercise of Option: Written notice to the Secretary of the Company stating the number of shares to be purchased, accompanied by payment of the exercise price. Subject to the limitations set forth in the Plan, payment may be (i) in cash, (ii) by exchange of Common Stock, or (iii) partly in cash and partly by exchange of Common Stock.

5.  Type of Option:

( )	Qualified Option (i.e. an incentive stock option qualifying under Section 422A of the Internal Revenue Code of 1986, as amended)

(X)	Non-qualified Option (e.g. an option which is not intended to qualify as an incentive stock option under Section 422A of the Internal Revenue Code of 1986, as amended)

6.	Investment Representation: The Company may require as a condition of exercising the Option that you furnish an Investment Letter (in such form as may be specified) to the effect that you are purchasing the shares for investment only and not with a view to distribution.

LANDMARK SYSTEMS CORPORATION

By:

Frederick S. Rolandi, III
Vice President and Chief Financial Officer

ACCEPTED, SUBJECT TO THE TERMS AND CONDITIONS SET FORTH ABOVE AND IN THE PLAN:

By:

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